EXHIBIT 3.5
                            ARTICLES OF ORGANIZATION

                                       OF

                           ANAGRAM INTERNATIONAL, LLC

                       A Nevada Limited Liability Company


         We, the undersigned, pursuant to the Nevada Revised Statutes governing limited liability companies, hereby adopt the following Articles of Organization for a limited liability company:


                                    ARTICLE I
                                      NAME

         The name of the limited liability company is Anagram International, LLC (the "Company").


                                   ARTICLE II
                                    DURATION

         The period of duration of this Company shall be thirty (30) years.


                                   ARTICLE III
                                     PURPOSE

         This Company is organized to carry on any lawful business permitted by Nevada law and to perform all acts in furtherance thereof.


                                   ARTICLE IV
                                PLACE OF BUSINESS

         The address of the office where its records will be maintained as required by NRS 86.241 is:

                      c/o Kummer Kaempfer Bonner & Renshaw
                      3800 Howard Hughes Parkway
                      Seventh Floor
                      Las Vegas, Nevada  89109

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                                    ARTICLE V
                                 RESIDENT AGENT

         The name and business address of the resident agent of this Company is:

                      Kummer Kaempfer Bonner & Renshaw
                      Seventh Floor
                      3800 Howard Hughes Parkway
                      Las Vegas, Nevada  89109


                                   ARTICLE VI
                               ADDITIONAL MEMBERS

         Additional members may be admitted by the Members as provided in the Operating Agreement.


                                   ARTICLE VII
                                  CONTINUATION

         Upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or the occurrence of any other event which terminates the continued membership of a member in this Company, the remaining members may unanimously agree to continue the business of this Company as provided in the Operating Agreement.


                                  ARTICLE VIII
                                   MANAGEMENT

         This Company shall be managed by a manager or managers. The following managers shall serve until the first annual meeting of members or until their successors are elected and qualified:

               Name                                   Address
               ----                                   -------
         Jim Plutt                           7700 Anagram Drive
                                             Minneapolis, Minnesota  55344

         Garry Kieves                        7700 Anagram Drive
                                             Minneapolis, Minnesota  55344

         Michaela Kieves                     7700 Anagram Drive
                                             Minneapolis, Minnesota  55344

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                                   ARTICLE IX
                                    INDEMNITY

         Section 9.01 Right to Indemnity. Every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a manager or member of this Company, or is or was serving at the request of this Company as a manager of another limited liability company, or as a director, officer or representative in a corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such managers, members or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any operating agreement or other agreement, vote of members, provision of law, or otherwise, as well as their rights under this Article.

         Section 9.02 Expenses Advanced. Expenses of managers and members incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such managers or members acting as a manager or member shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the manager or member to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

         Section 9.03 Operating Agreement; Insurance. Without limiting the application of the foregoing, the members may adopt a provision in the Operating Agreement from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause this Company to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a manager or member of this Company as a member or manager of another limited liability company, or as its representative in a corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not this Company would have the power to indemnify such person.

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         The  indemnification  and  advancement  of  expenses  provided  in this
Article shall continue for a person who has ceased to be a member, manager, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.


                                    ARTICLE X
                             RETURN OF CONTRIBUTIONS

         A member may only demand cash in return for his or its contribution to capital, but the Company may require a member to accept cash, property, promissory notes or any combination thereof in return for the member's contribution to capital.

         IN WITNESS WHEREOF, we have hereunto set our hands this 20th day of October 1994.

                                        Members:


                                        ANAGRAM INTERNATIONAL, INC.
                                        A Minnesota corporation


                                        By: /s/Jim Plutt
                                            ----------------------------------
                                            Jim Plutt, Secretary


                                        ANAGRAM INTERNATIONAL HOLDINGS, INC.
                                        A Minnesota corporation


                                        By: /s/Jim Plutt
                                            ----------------------------------
                                            Jim Plutt, Secretary





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STATE OF MINNESOTA )
                   )   ss.
COUNTY OF HENNEPIN )


         On this 20th day of October, 1994, there personally appeared before me, a notary public, JIM PLUTT, personally known (or proved) to me to be the person whose name is subscribed to the above instrument, who acknowledged to me that he executed the foregoing Articles of Organization.



 /s/ Patricia A. Morris
---------------------------------------                [SEAL]
     Notary Public










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